Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY

ANNOUNCES SECOND QUARTER FISCAL 2003 OPERATING RESULTS

Uncasville, Connecticut, May 5, 2003 – The Mohegan Tribal Gaming Authority, or the Authority, the operator of a gaming and entertainment complex located near Uncasville, Connecticut known as Mohegan Sun, today announced its operating results for the second quarter ended March 31, 2003.

Highlights for the second quarter were as follows:

•	Gaming revenues of $250.5 million, a 13.2% increase over the corresponding period in the prior year

•	Gross slot revenues of $180.7 million, a 9.7% increase over the corresponding period in the prior year, exceeding the State of Connecticut slot market growth rate of 2.1%

•	Table games revenues of $69.8 million, a 21.0% increase over the corresponding period in the prior year

•	Non-gaming revenues of $47.5 million, a 66.1% increase over the corresponding period in the prior year

•	Income from operations of $49.2 million, a 2.3% increase over the corresponding period in the prior year

•	Adjusted EBITDA, as more fully described below, of $72.1 million, a 5.7% increase over the corresponding period in the prior year

•	The Authority amended and restated its existing bank credit facility, extending the maturity date to March 31, 2008 and securing total available borrowings of $391 million

•	The Authority acquired the Connecticut Sun, a professional women’s basketball team, from the Women’s National Basketball Association

Second Quarter Operating Results

Net revenues for the quarter ended March 31, 2003 increased by $41.4 million, or 17.6%, to $276.8 million from $235.4 million for the same period in the prior year. This increase is due primarily to the growth in casino revenues as described below, the addition of the Mohegan Sun hotel and the completion of the Thames and Indian Summer Garages, resulting in increases in all revenue categories. “We were pleased with our second quarter net revenues and operating results despite a challenging economy and the war in Iraq,” said William J. Velardo, President and Chief Executive Officer.

Gaming revenues for the quarter ended March 31, 2003 increased by $29.2 million, or 13.2%, to $250.5 million from $221.3 million for the quarter ended March 31, 2002. This increase is due primarily to a 10.8% growth in net slot machine revenues and a 21.0% increase in table game revenues. Gross slot hold percentage for the quarter was 7.9% compared to 8.1% for the same period in the prior year. Gross slot revenues, which the Authority also refers to as gross slot win, were $180.7 million, representing a market share of 49.2% for the quarter compared to 45.8% for the same period in the prior year. The State of Connecticut reported gross slot revenues of $367.2 million and $359.7 million for the quarters ended March 31, 2003 and 2002, respectively, representing an increase of 2.1%. Mohegan Sun exceeded the Connecticut market’s growth in gross slot revenues as it experienced an increase in gross slot revenues of 9.7% for the quarter ended March 31, 2003 compared to the quarter ended March 31, 2002. Table games drop for the quarter ended March 31, 2003 increased by $88.0 million, or 25.1% to $438.5 million from $350.5 million for the quarter ended March 31, 2002. Table games revenues for the quarter ended March 31, 2003 increased $12.1 million, or 21.0%, to $69.8 million from $57.7 million for the quarter ended March 31, 2002. Table games hold percentage, or table games revenues divided by table games drop, was 15.9% for the quarter ended March 31, 2003 compared to 16.5% for the same period in the prior year. Gaming revenues for the quarter were enhanced by the completion of the approximately 1,200 room Mohegan Sun hotel in June 2002 and improved customer parking created by the addition of the 1,700-space Thames Garage in April 2002 and the 2,700-space Indian Summer Garage in June 2002. “ Our gaming revenue growth was very encouraging despite the severe winter weather during the quarter,” said Mitchell Etess, Executive Vice President of Marketing. “We are very pleased with our increase in slot win market share for the quarter as it indicates our patrons are enjoying the full array of amenities that Mohegan Sun now offers.”

Non-gaming revenues for the quarter ended March 31, 2003 increased by $18.9 million, or 66.1%, to $47.5 million from $28.6 million for the quarter ended March 31, 2002. The approximately 1,200 room Mohegan Sun hotel, which opened in April 2002, accounted for $11.3 million of the increase in revenues during the quarter. Average daily room rates were $141 for the quarter ended March 31, 2003 with an occupancy rate of 72%. Revenue per Available Room was $106 for the quarter ended March 31, 2003. The non-gaming revenue growth also is attributable, in part, to an increase in business volume in the Mohegan Sun operated food and beverage outlets as well as a 47.2% increase in entertainment revenue for the quarter. The number of meals served, or food covers, increased from 1.1 million in the quarter ended March 31, 2002 to 1.4 million in the quarter ended March 31, 2003, a 23.9% increase.

Income from operations for the quarter ended March 31, 2003 increased by $1.1 million, or 2.3%, to $49.2 million from $48.1 million for the quarter ended March 31, 2002. This increase is primarily attributable to increases in net revenues, substantially offset by an increase in total operating costs and expenses resulting primarily from depreciation expense due to the completion of Project Sunburst, certain general and administrative costs and employee benefit costs.

Net income for the quarter ended March 31, 2003 decreased by $6.4 million, or 27.9%, to $16.5 million from $22.9 million for the quarter ended March 31, 2002. The decrease primarily is due to an increase in interest expense partially offset by an increase in income from operations for the quarter ended March 31, 2003. The increase in interest expense is attributable mainly to a decrease in the amount of capitalized interest for the period due to the completion of Project Sunburst plus higher outstanding debt for the quarter ended March 31, 2003. The weighted average outstanding debt was $1.2 billion for the quarter ended March 31, 2003 compared to $1.0 billion for the quarter ended March 31, 2002. The weighted average interest rate was 8.3% for the quarter ended March 31, 2003, compared to 8.2% for the quarter ended March 31, 2002.

Mohegan Management Board Chairman Mark F. Brown said “The Management Board is extremely pleased with the operating results of the quarter and the first six months of the fiscal year. We attribute the success not only to the spectacular nature of Mohegan Sun, but to the dedication and hard work of our management team, employees and staff.”

Adjusted EBITDA

Adjusted EBITDA for the quarter ended March 31, 2003 increased by $3.9 million, or 5.7%, to $72.1 million from $68.2 million for the quarter ended March 31, 2002. Mohegan Sun achieved a 26.0% Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net revenues) for the quarter ended March 31, 2003 compared to a 29.0% Adjusted EBITDA margin for the quarter ended March 31, 2002. The decline in the Adjusted EBITDA margin was attributable to the severe winter weather during the quarter, lower hold percentages for slot machines and table games as compared to the prior year and operating costs and expenses for the quarter ended March 31, 2003 increasing at a faster rate than net revenues, including increases in employee benefit costs, risk management costs, energy costs associated with the completion of Project Sunburst and professional fees.

Adjusted EBITDA represents earnings before interest, income taxes, depreciation and amortization, pre-opening costs and expenses, accretion of relinquishment liability discount and relinquishment liability reassessment adjustment on the relinquishment liability to Trading Cove Associates pursuant to the Relinquishment Agreement, and other non-operating income/expense. Adjusted EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EBITDA is presented solely as a supplemental disclosure because (1) we believe it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the gaming industry; (2) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of gaming companies; (3) we use Adjusted EBITDA internally to evaluate the performance of our operating personnel; and (4) rating agencies and our lenders believe it is a useful measure of our ability to service debt and of our overall operating performance.

Adjusted EBITDA should not be construed as an alternative to income from operations (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or similar measurements used by other gaming companies and therefore comparability may be limited. The Authority believes the most directly comparable GAAP financial measure is income from operations. A reconciliation of Adjusted EBITDA to income from operations is included in the selected financial information which accompanies this press release.

Liquidity, Capital Resources and Capital Spending

As of March 31, 2003, the Authority held cash and cash equivalents of $57.1 million, a decrease of $27.9 million from $85.0 million as of September 30, 2002. Cash provided by operating activities for the six months ended March 31, 2003 increased by $12.9 million, or 20.6%, to $75.2 million from $62.3 million for the six months ended March 31, 2002. The increase in cash provided by operating activities is attributable to an increase in net income, after adjustments for non-cash items.

On March 25, 2003, the Authority entered into an Amended and Restated Loan Agreement for a $391.0 million bank credit facility, or the New Bank Credit Facility, from a syndicate of 12 financial institutions and commercial banks, with Bank of America, N.A. serving as administrative agent. The New Bank Credit Facility is comprised of a revolving loan of up to $291.0 million and a $100.0 million term loan, both of which mature on March 31, 2008. The Authority may, at its option, seek to increase the size of this facility to an amount not to exceed $500.0 million. As of March 31, 2003, $221.0 million was outstanding under the New Bank Credit Facility, which consists of the $100.0 million term loan and $121.0 million under the revolving loan.

“We successfully amended the Authority’s bank credit facility, despite tough credit market conditions,” said Jeffrey E. Hartmann, Executive Vice President, Finance and Chief Financial Officer. “Our amended credit facility provides the Authority with greater liquidity and financial flexibility.”

Capital expenditures totaled $13.5 million for the six months ended March 31, 2003, versus $162.9 million for the same period in the prior year. The decrease in capital expenditures is due to the completion of Project Sunburst.

During the remainder of fiscal year 2003, the Authority expects to incur capital expenditures totaling approximately $19.9 million to be allocated as follows:

•	$17.1 million on maintenance capital expenditures.

•	$1.7 million to satisfy remaining contractual obligations with respect to Project Sunburst construction.

•	$0.4 million to satisfy remaining contractual obligations with respect to the 2,700-space Indian Summer Garage.

•	$0.7 million to satisfy remaining contractual obligations with respect to the 1,700-space Thames Garage.

Distributions to the Mohegan Tribe totaled $22.5 million and $16.7 million for the six months ended March 31, 2003 and 2002, respectively. Distributions to the Mohegan Tribe are anticipated to total $37.5 million for the remainder of fiscal year 2003 for a total of $60.0 million for fiscal year 2003.

Management believes that existing cash balances, financing arrangements, and operating cash flow will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments, the remaining construction payables related to completion of Project Sunburst, foreseeable capital expenditure requirements and tribal distributions for at least the next twelve months.

Certain amounts in the fiscal year 2002 financial statements have been reclassified to conform to the fiscal year 2003 presentation.

Other Business Developments

Connecticut Sun

On January 28, 2003, the Authority entered into an agreement with the Women’s National Basketball Association, or the WNBA, for the acquisition of a professional women’s basketball team. The new team, the Connecticut Sun, will be owned and operated by the Mohegan Basketball Club LLC, a newly formed subsidiary of the Authority. The Connecticut Sun will play a 34-game season and the home games will be played in the 10,000-seat Mohegan Sun Arena. The regular season will begin on May 24, 2003 with a home game against the Los Angeles Sparks, the 2002 WNBA Champion.

Conference Call Detail

The Authority will host a conference call and simultaneous webcast regarding its second quarter fiscal year 2003 operating results on Monday, May 5, 2003 at 2:00 p.m. (Eastern Standard Time).

Those interested in participating in the call should dial as follows:

(888) 748-0596

(706) 643-0107 (international)

Please call five minutes in advance to ensure that you are connected prior to the commencement of the conference call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the company’s website at www.mohegansun.com, in the “About Us/Investor Relations” section. A replay of the call and related information will be made available at the same location on the company’s website.

Interested parties may listen to a taped replay of the entire conference call commencing at approximately 5:00 p.m. (Eastern Standard Time) on Monday, May 5, 2003. This replay will run through May 17, 2003.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (international)

Conference ID: 9560470

A transcript will be available on the Authority’s website for a period of one year following the conference call.

About Mohegan Sun and the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe with an approximately 405-acre reservation located in southeastern Connecticut. Pursuant to the Indian Gaming Regulatory Act and its gaming compact with the State of Connecticut, the Tribe has been granted the exclusive power to conduct and regulate gaming activities on its existing reservation located near Uncasville, Connecticut, including the operation of the Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, the Casino of the Sky, the Shops at Mohegan Sun, the Mohegan Sun Arena with seating for up to 10,000, a 300-seat Cabaret, 100,000 square feet of meeting and convention space and an approximately 1,200-room luxury hotel. More information about Mohegan Sun and the Authority, including statistics relating to slot handle, slot win, slot hold percentage, slot win contributions and weighted average number of slot machines, can be obtained by visiting its website at www.mohegansun.com.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to plans for future expansion and other business development activities, as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, leverage and debt service, domestic or global economic conditions, pending litigation, changes in federal tax laws or the administration of such laws and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions). Additional information concerning potential factors that could affect the Authority’s financial results are included in the Authority’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002, as well as the Authority’s subsequent reports furnished or filed by the Authority with the Securities and Exchange Commission. The forward-looking statements and information included in this press release are made only as of the date of the press release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved.

Mohegan Tribal Gaming Authority

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2003	September 30, 2002
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$57,134	$85,017
Receivables, net	12,771	14,222
Inventories	12,847	14,314
Other current assets	26,409	5,890

Total current assets	109,161	119,443

Non-current assets:
Property and equipment, net	1,409,936	1,443,705
Construction in process	7,171	5,962
Trademark, net	119,692	119,692
Other assets, net	35,708	25,253

Total assets	$1,681,668	$1,714,055

LIABILITIES AND CAPITAL
Current liabilities:
Current portion of long-term debt	$1,000	$101,000
Current portion of relinquishment liability	77,246	79,764
Accounts payable and accrued expenses	92,651	80,384
Construction payables	9,876	28,823
Accrued interest payable	23,969	26,278

Total current liabilities	204,742	316,249

Non-current liabilities:
Long-term debt, net of current portion	1,130,903	1,052,173
Relinquishment liability, net of current portion	465,300	477,828
Other long-term liabilities	1,402	3,172

Total liabilities	1,802,347	1,849,422

Commitments and contingencies

Capital:
Retained deficit	(119,982)	(134,277)
Accumulated other comprehensive loss	(697)	(1,090)

Total capital	(120,679)	(135,367)

Total liabilities and capital	$1,681,668	$1,714,055

Mohegan Tribal Gaming Authority

Condensed Consolidated Statements of Income

(in thousands)

	For the Quarter Ended March 31, 2003	For the Quarter Ended March 31, 2002	For the Six Months Ended March 31, 2003	For the Six Months Ended March 31, 2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Gaming	$250,485	$221,286	$505,952	$448,184
Food and beverage	19,630	14,946	41,482	32,037
Hotel	11,257	—	23,979	—
Retail, entertainment and other	16,623	13,653	37,289	28,874

Gross revenues	297,995	249,885	608,702	509,095

Less—Promotional allowances	(21,234)	(14,461)	(44,188)	(31,588)

Net revenues	276,761	235,424	564,514	477,507

Operating costs and expenses:
Gaming	137,812	120,956	284,454	255,633
Food and beverage	11,913	9,097	25,225	19,014
Hotel	2,694	—	5,438	—
Retail, entertainment and other	7,629	5,940	19,687	14,966
Advertising, general and administrative	44,636	31,270	87,018	69,387
Pre-opening costs and expenses	—	2,006	—	3,663
Depreciation and amortization	22,890	18,062	45,909	35,298

Total operating costs and expenses	227,574	187,331	467,731	397,961

Income from operations	49,187	48,093	96,783	79,546

Other income (expense):
Accretion of relinquishment liability discount	(8,398)	(9,084)	(16,796)	(18,167)
Interest income	63	117	152	240
Interest expense, net of capitalized interest	(23,933)	(15,317)	(42,851)	(29,966)
Write-off of debt issuance costs	(403)	(826)	(403)	(826)
Other income (expense), net	22	(50)	(90)	(87)

Total other expense	(32,649)	(25,160)	(59,988)	(48,806)

Net income	$16,538	$22,933	$36,795	$30,740

Mohegan Tribal Gaming Authority

Selected Financial Information

(in thousands)

	For the Quarter Ended		For the Six Months Ended
	March 31, 2003	March 31, 2002	March 31, 2003	March 31, 2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating Results:
Gross revenues	$297,995	$249,885	$608,702	$509,095
Net revenues	$276,761	$235,424	$564,514	$477,507
Income from operations	$49,187	$48,093	$96,783	$79,546
Net income	$16,538	$22,933	$36,795	$30,740

Other Data:

Adjusted EBITDA:
Adjusted EBITDA	$72,077	$68,161	$142,692	$118,507
Adjusted EBITDA margin	26.0%	29.0%	25.3%	24.8%

Win Per Unit Per Day:
Slots (gross)	$325	$295	$324	$298
Table games	$3,015	$2,613	$3,008	$3,025

Slot Market Share:
Slot win market share	49.2%	45.8%	49.7%	46.9%
Slot win efficiency	101.8%	94.8%	101.3%	96.4%

Hotel Statistics:
Hotel occupancy %	72%	n/a	71%	n/a
Average Daily Rate (ADR)	$141	n/a	$151	n/a
Revenue Per Available Room (REVPAR)	$106	n/a	$112	n/a

Capital expenditures	$11,017	$77,775	$13,546	$162,867

Balance Sheet Data:
Total assets	$1,681,668	$1,700,392	$1,681,668	$1,700,392
Total current and long-term debt	$1,131,903	$1,099,000	$1,131,903	$1,099,000

Reconciliation of Adjusted EBITDA to Income from Operations:

A reconciliation of Adjusted EBITDA to income from operations as determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is shown below (in thousands):

Adjusted EBITDA	$72,077	$68,161	$142,692	$118,507
Depreciation and amortization	(22,890)	(18,062)	(45,909)	(35,298)
Pre-opening costs and expenses	—	(2,006)	—	(3,663)

Income from operations	$49,187	$48,093	$96,783	$79,546

Adjusted EBITDA Explanation:

Adjusted EBITDA represents earnings before interest, income taxes, depreciation and amortization, pre-opening costs and expenses, accretion of relinquishment liability discount and relinquishment liability reassessment adjustment on the relinquishment liability to Trading Cove Associates pursuant to the Relinquishment Agreement, and other non-operating income/expense. The Adjusted EBITDA margin is calculated as Adjusted EBITDA as a percentage of net revenues. Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or similar measurements used by other gaming companies and therefore comparability may be limited. A further discussion of Adjusted EBITDA is included within the text of this press release.